Exhibit 16

DAVID BLOMSTROM & CO. (LETTERHEAD)



August 23, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Subject: Change in certifying accountant for Americana Publishing,  Inc.
         SEC No. 000-25783

Ladies and Gentlemen:

We were previously principal accountants for Americana Publishing, Inc. and on February 7, 2000, we reported on the Financial Statements of Americana Publishing, Inc., as of and for the years ended December 31, 1999 and 1998. On August 11, 2000, our appointment as principal accountants was terminated. We have read Americana Publishing, Inc. statements included under Item 4 of its Form 8-K dated August 23, 2000 and we agree with such statements.


/s/ David Blomstrom
Blomstrom & Co., P.C.
Houston Tx.
August 23, 2000